Exhibit 10.4

SECOND AMENDMENT TO THE

BOWATER INCORPORATED RETIREMENT SAVINGS PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2007

WHEREAS, Bowater Incorporated (“Bowater”) maintains the Bowater Incorporated Retirement Savings Plan, as amended and restated effective January 1, 2007, (the “Plan”) for certain eligible employees;

WHEREAS, Section 15.01 of the Plan reserves to Bowater the authority to amend the Plan at any time;

WHEREAS, Bowater is a party to that certain Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007 (the “Merger Agreement”), by and among Bowater, Abitibi-Consolidated Inc. (“ACI”), AbitibiBowater Inc. (the “Company”), Alpha-Bravo Merger Sub Inc. (“Merger Sub”) and Bowater Canada Inc., a subsidiary of Bowater (“BCI”), as amended, pursuant to which (i) Merger Sub will be merged with and into Bowater, with Bowater being the surviving corporation after the merger and being wholly-owned by the Company and (ii) shares of ACI common stock will be exchanged for shares of the Company and shares of BCI, pursuant to which ACI will become a subsidiary of the Company (the “Transaction”);

WHEREAS, Bowater wishes to redefine the Company Stock Fund to reflect the stock that will be held in that fund following the Transaction;

WHEREAS, Bowater wishes to amend the Plan to accept rollover contributions of Roth elective deferral contributions from applicable retirement plans, permit participants to take a hardship distribution to pay for certain expenses incurred by the participant’s primary beneficiary, and clarify that Automatic Company Contributions cannot be withdrawn from the Plan before termination of employment;

WHEREAS, Bowater also maintains the Bowater Incorporated Retirement Plan (the “BIRP”), which was amended to cease participation, benefit accrual and compensation for certain participants effective as of December 31, 2007, and consistent with the changes made to the BIRP, Bowater wishes to amend the Plan, effective as of January 1, 2008, to permit such employees, if otherwise eligible, to participate in the portion of the Plan providing an Automatic Company Contribution; and

WHEREAS, Bowater desires to provide for full vesting of all employer matching and automatic company contributions in the event of an involuntary termination without cause within 24 months following the closing of the Transaction;

NOW, THEREFORE, the Plan is amended, effective as of the dates set forth below, in the following respects:

1.	Section 1.11 is amended to read as follows effective as of the date of the merger of Bowater Incorporated and Abitibi-Consolidated Inc.:

“1.11 Company Stock. Common stock of AbitibiBowater Inc. which is either tradable on an established securities market or which has voting power and dividend rights no less favorable than any other class of common stock issued by AbitibiBowater Inc.”

2.	The first paragraph of Section 3.08(a) and Section 3.08(a)(i) are amended to read as follows effective as of April 1, 2008:

“(a) An Employee, whether or not a Participant, may request the Plan Administrator to accept any of the following amounts from or on behalf of the Employee and place them in a Rollover Contributions Account or Roth Rollover Contributions Account, as applicable, for the Employee:

(i)	Amounts transferred to this Plan directly from another trust or annuity contract maintained as part of a plan qualified under Section 401(a) of the Code; provided, however, that an employee may roll over a distribution from a Roth elective deferral account under another applicable retirement plan described in Section 402A(e)(1) of the Code only if it is a direct rollover and only to the extent the rollover is permitted by Section 402(c) of the Code.”

3.	Plan Section 3.08(b) is amended to read as follows effective as of April 1, 2008:

“(b) Any amounts transferred into this Plan under this Section shall be by check or wire transfer. No securities shall be contributed. The Eligible Employee shall make application to the Plan Administrator, in such form as shall be required by the Plan Administrator, submitting whatever information is deemed necessary and sufficient by the Plan Administrator to establish compliance with the requirements of this Section. Amounts accepted by the Plan Administrator shall be placed in a Rollover Contributions Account established for the Employee and shall become part of the Trust Fund. Any amounts in the Eligible Employee’s Rollover Contributions Account shall be fully vested at all times. In the event the Rollover Contribution includes the amount of any after-tax contributions, such after-tax contribution shall be accounted for in a separate After-Tax Rollover Contributions Account. In the event the Rollover Contribution includes a distribution from a Roth elective deferral account under another applicable retirement plan described in Section 402A(e)(1) of the Code, such Roth contributions shall be accounted for in a separate Roth Rollover Contributions Account. The Employee shall be able to direct the investment of these Accounts in accordance with the provisions of Article VI.”

4.	Section 3.09(b)(vii) is amended to read as follows effective April 1, 2008:

“(vii)	The portion attributable to rollover contributions shall be credited to the Employee’s Rollover Contributions Account, After-Tax Rollover Contributions Account or Roth Rollover Contributions Account, as appropriate.”

5.	Section 4.02(a) is amended to read as follows effective January 1, 2008:

“4.02 Automatic Company Contributions.

(a) Eligibility. For each Plan Year, each Employer shall make an Automatic Company Contribution to the Plan with respect to each Active Participant and Disabled Participant in its employ who is not included in a unit of Employees covered by a collective bargaining agreement, and

(i)	Became an Active Participant after December 31, 2006; or

(ii)	Was an active participant in a defined benefit plan sponsored by an Employer on December 31, 2006; and

(A)	Whose attained age and Years of Benefit Service totaled less than 70 on December 31, 2006; and

(B)	Whose attained age on December 31, 2006 was less than age 55; or

(iii)	Was an active participant in a defined benefit plan sponsored by an Employer on December 31, 2007, but whose participation ceased in such plan effective as of December 31, 2007.

Notwithstanding the foregoing, a Participant who is a Part-Time Employee shall not be eligible to receive any Automatic Company Contributions made under this Section 4.02 for any Plan Year in which he fails to complete 1,000 or more Hours of Service.”

6.	Plan Section 7.01(h) is amended to read as follows effective April 1, 2008:

“(h) Rollover Contributions Account. A Rollover Contributions Account shall be established and maintained on behalf of each Participant who makes a Rollover Contribution to the Plan, other than a rollover of after-tax contributions or a rollover from a Roth elective deferral account under another applicable retirement plan.”

7.	The following new Section 7.01(k) is added to the Plan effective April 1, 2008:

“(k) Roth Rollover Contributions Account. A Roth Rollover Contributions Account shall be established and maintained on behalf of each Participant who makes a Rollover Contribution to the Plan of amounts from a Roth elective deferral account under another applicable retirement plan described in Section 402A(e)(1) of the Code.”

8.	Plan Section 8.01(a) is amended to read as follows effective April 1, 2008:

“(a) Participant Contributions Account. Each Participant shall have a full and immediately vested interest in his Before-Tax Contributions Account, After-Tax Contributions Account, Roth Contributions Account, Catch-Up Contributions Account, Rollover Contributions Account, After-Tax Rollover Contributions Account and Roth Rollover Contributions Account and earnings on such Accounts.

9.	The following new Section 8.01(d) is added to the Plan effective as of the date of the merger of Bowater Incorporated and Abitibi-Consolidated Inc.:

“(d) Accelerated Vesting. Notwithstanding any provision in the Plan to the contrary, if a Participant incurs an involuntarily Termination of Employment for any reason other than ‘cause’ during the 24 month period that begins on the effective date of the merger of Bowater Incorporated and Abitibi-Consolidated Inc., the Participant shall have a full and immediately vested interest in his Matching Contributions and Automatic Company Contributions credited to his respective Accounts, adjusted for income, gains and losses attributable thereto. Except as otherwise provided in a Participant’s employment or other individual agreement, ‘cause’ for purposes of this Section 8.01(d) shall be determined by the Plan Administrator in its sole discretion.”

10.	The first paragraph of Plan Section 10.01 is amended to read as follows effective January 1, 2007:

“10.01 Withdrawals. A Participant who is on the payroll of an Employer or is a Disabled Participant may elect a withdrawal from his Account in accordance with the provisions of this Article X. Withdrawals shall be made from the Funds in which such amounts are invested in accordance with Section 10.02. A Participant may not withdraw any portion of his Automatic Company Contributions Account prior to the date he incurs a severance from employment, as defined in Section 1.56(d).”

11.	Plan Section 10.01(c)(ii)(B)(1) is amended to read as follows effective as of January 1, 2008:

“(1)	Payment of expenses for (or amounts necessary to obtain) medical care that would be deductible under Section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5% of adjusted gross income), or payment of medical expenses described in Section 213(d) of the Code incurred by the Participant’s primary Beneficiary;”

12.	Plan Section 10.01(c)(ii)(B)(3) is amended to read as follows effective January 1, 2008:

“(3)	Payment of tuition, related educational fees, and room and board expenses, for up to the next twelve months of post-secondary education for the Participant or for the Participant’s spouse, children, dependents (as defined in Code Section 152, determined without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)) or primary Beneficiary;”

13.	Plan Section 10.01(c)(ii)(B)(5) is amended to read as follows effective January 1, 2008:

“(5)	Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children, dependents (as defined in Code Section 152, determined without regard to Code Section 152(d)(1)(B)) or primary Beneficiary;”

14.	Plan Section 11.05(b) is amended to read as follows effective April 1, 2008:

“(b) A Participant whose Account balance determined without regard to the balance in his Rollover Contributions Account, After-Tax Rollover Contributions Account and Roth Rollover Contributions Account does not exceed $1,000 at the time of his Termination of Employment with the Employer shall receive his Account in a single sum payment, as described in Section 11.05(a)(i), as soon as administratively practicable after his Termination of Employment.”

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IN WITNESS WHEREOF, Bowater has caused this Second Amendment to the Plan to be adopted and executed by its duly authorized officer this 27th day of November, 2007.

BOWATER INCORPORATED

By:	/s/ Jim T. Wright
Jim T. Wright
Its:	Executive Vice President – Human Resources

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